UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC  20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


 Date of Report (Date of earliest event reported)  July 27, 2005


                          DIONICS, INC.
     (Exact name of registrant as specified in its charter)

                Commission file number 001-03323


Delaware                                                11-2166744
(State or other jurisdiction                      (I.R.S. Employer
of incorporation)                              Identification No.)


65 Rushmore Street
Westbury, New York                                           11590
(Address of principal                                   (Zip Code)
executive offices)


Registrant's telephone number, including area code:(516)997-7474

                         Not applicable
  (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 ))

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Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.

      On July 27, 2005, Dionics, Inc. (the "Company") completed the sale of the real property owned by the Company at 65 Rushmore Street, Westbury, New York (the "Westbury Property") as contemplated by the previously reported Acquisition Agreement (the "Acquisition Agreement") entered into on April 20, 2005 with 65 Rushmore Realty, LLC (the "Purchaser") pursuant to which the Purchaser agreed to purchase the Westbury Property from the Company for the sum of $990,000. The Company's executive offices are located at the Westbury Property which also houses all of the Company's manufacturing facilities, as well as all of its research, sales and management activities. A copy of the Acquisition Agreement was filed as an exhibit to the Form 8-K (dated April 20, 2005) filed with the Commission.

      Approximately $750,000 of the proceeds from the sale of the Westbury Property were used to pay off the existing mortgage loans on the Westbury Property, past due real estate taxes, brokerage commissions and other costs of the transaction. The Company anticipates that most of the remaining proceeds will be used to pay off existing and past due debts and other obligations of the Company.

     Contemporaneously with the sale of the Westbury Property, on July 27, 2005, the Company entered into a lease agreement (the "Lease") with the Purchaser pursuant to which the Company has agreed to lease the Westbury Property for the term of seven years at a base monthly rental of $6,940.50, Commencing August 1, 2009, the base rent shall be increased annually in accordance with the changes in the Consumer Price Index. The Company shall also pay all costs, fees, expenses and obligations of every kind and nature (including real estate taxes) relating to the Westbury Property during the term of the Lease. The Company has the right to terminate the Lease prior to the expiration date upon 120 days notice to the Purchaser. The foregoing summary is qualified in its entirety by the Lease, which is filed herewith as Exhibit
10.1 and incorporated by reference herein.

      Other than in respect of the Acquisition Agreement and the Lease, there is no relationship between the Company and its affiliates and the Purchaser.

Item 3.02 Unregistered Sales of Equity Securities.

      Immediately prior to the sale of the Westbury Property, Bernard L. Kravitz, the Company's President, held a subordinated mortgage on the Westbury Property in order to secure amounts due to Mr. Kravitz under a deferred compensation agreement previously entered into with Mr. Kravitz. In connection with the sale of the Westbury Property which required that the Westbury Property be free and clear of any and all liens, Mr. Kravitz and the Company entered into a Discharge of Mortgage Agreement on July 27, 2005 in which Mr. Kravitz agreed to discharge the mortgage held by him. As partial consideration for the discharge of the mortgage, the Company agreed as of July 27, 2005 (i) to issue 1,000,000 shares of restricted common stock of the Company to Mr. Kravitz and (ii) to re-price the 1,000,000 warrants issued to him in 2004 (exercisable for 1,000,000 shares) such that the exercise price shall be $.001 per share, which warrants Mr. Kravitz exercised in full on such date. As a result of the foregoing transactions, Mr. Kravitz has been issued an aggregate of 2,000,000 shares of restricted common stock of the Company.

     All of the foregoing securities were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, for "transactions by the issuer not involving any public offering".

Item 9.01  Financial Statements and Exhibits.

Pro Forma Financial Information:

      Any  pro forma financial information that would be required pursuant  to this Item 9.01 will be filed by amendment within  71 days after the date this Report on Form 8-K is required to be filed.

Exhibits:

      10.1  Lease  Agreement dated as of July  27,  2005  between
Dionics, Inc. and 65 Rushmore Realty, LLC

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                           SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              DIONICS, INC.
                               (Registrant)


Dated:     July  28,  2005    By:   /s/  Bernard L. Kravitz
                              Name:      Bernard L. Kravitz
                              Title:     President